UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2022

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Delaware	000-21617	23-2577138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

711 Stewart Avenue, Suite 200 Garden City, New York	11530
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0005	PRPH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2022, ProPhase Labs, Inc. (the “Company”) announced that it will appoint Bill White, age 61, as Chief Financial Officer of the Company, effective May 23, 2022 (the “Effective Date”), replacing Monica Brady, who is currently serving as Chief Financial Officer of the Company. Ms. Brady will remain with the Company and continue to serve as the Company’s Chief Accounting Officer, and Chief Financial Officer of the Company’s wholly-owned subsidiary, ProPhase Diagnostics, Inc., as of the Effective Date.

Mr. White has served as Chief Financial Officer, Treasurer and Secretary of Intellicheck, Inc. (Nasdaq: IDN), an identity company that delivers on-demand digital identity validation solutions for KYC, fraud, and age verification needs, since April 2012, and Chief Operating Officer since March 2020. Mr. White has more than 30 years of experience in financial management, operations and business development. Prior to joining Intellicheck, he served 11 years as the Chief Financial Officer, Secretary and Treasurer of FocusMicro, Inc. (“FM”). As co-founder of FM, Mr. White played an integral role in growing the business from the company’s inception to over $36 million in annual revenue in a five-year period. Mr. White has broad domestic and international experience including managing rapid and significant growth, import/export, implementing tough cost management initiatives, exploiting new growth opportunities, merger and acquisitions, strategic planning, resource allocation, tax compliance and organization development. Prior to co-founding FM, he served 15 years in various financial leadership positions in the government sector. Mr. White started his career in Public Accounting.

In connection with his appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. White on May 9, 2022 (the “Employment Agreement”), which will become effective on the Effective Date, pursuant to which Mr. White will receive an annual base salary of $350,000 (as may be adjusted from time to time). Mr. White will also be entitled to receive a minimum annual bonus for calendar year 2022 in a gross amount equal to $50,000.00, provided that he is actively employed by the Company and in good standing, without having received from or tendered to the Company notice of an anticipated termination (for any reason). Future discretionary annual bonuses will be determined in the sole discretion of the compensation committee of the Company’s board of directors (the “Compensation Committee”). Mr. White will also be eligible to participate in any and all benefit plans of the Company that are made generally available to similarly-situated employees of the Company. The Employment Agreement contains customary non-competition, non-solicitation and confidentiality clauses.

As an inducement to his employment as Chief Financial Officer of the Company, the Compensation Committee also granted Mr. White a stock option (the “Option Award”) to purchase up to 400,000 shares of the Company’s common stock. This award was made in accordance with the employment inducement award exemption provided by Nasdaq Rule 5635(c)(4) and was therefore not awarded under the Company’s stockholder approved equity plan. The option award will vest over a four year period, with 12.5% vesting every six months following the date his employment commences, and contingent upon the commencement of his employment and continued service through each vesting date. The options have an exercise price of $6.74 per share, the closing price of the Company’s common stock on May 9, 2022, and will be exercisable for a period of seven years.

Pursuant to the terms of the Employment Agreement, if Mr. White’s employment is terminated by the Company without Cause (as defined in the Employment Agreement), other than as a result of his death or disability, Mr. White will, in addition to any entitlements under the Option Award, be entitled to receive: (i) any annual salary then in effect, earned but unpaid as of the termination date (“Earned Salary”), and (ii) subject to the Company’s receipt from Mr. White of a release of any claims against the Company, an amount equal to (a) six months of his then current annual salary if his employment is terminated on or prior to the one-year anniversary of the Effective Date or (b) an amount equal to 12 months of his then current salary if his employment is terminated following the one-year anniversary of the Effective Date. If Mr. White’s employment is terminated by the Company with Cause, by Mr. White for any reason at any time, as a result of Mr. White’s death, or for any reason other than by the Company without Cause, Mr. White will receive only the Earned Salary.

There are no family relationships between Mr. White and any of the officers or directors of the Company, and there are no related party transactions with Mr. White that are reportable under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On May 10, 2022, the Company issued a press release announcing the appointment of Mr. White as the Company’s new Chief Financial Officer. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1	Employment Agreement, dated as of May 9, 2022, by and between ProPhase Labs, Inc. and Bill White

10.2	Inducement Option Award Agreement, dated May 9, 2022, by and between ProPhase Labs, Inc. and Bill White.

99.1	Press Release dated May 10, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

	By:	/s/ Monica Brady
Monica Brady
Chief Financial Officer

Date: May 10, 2022